UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Metron Technology N.V.
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This transcript contains statements about Metron Technology N.V. and a proposed sale of assets and a cash distribution to Metron’s shareholders that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “believes,” “anticipates,” “plans,” “expects,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: the satisfaction of the conditions to closing, including receipt of shareholder and regulatory approvals; the expected closing date of the transaction; the risk that the transaction will not close; the risk that the timing and amount of the actual cash distribution to be distributed to Metron’s shareholders will differ from what is presently anticipated; the risk that the costs and expenses of Metron following the closing of the proposed transaction exceed management’s current expectations; the risk that continuity of Metron’s operations will be disrupted prior to the closing of the transaction; the risk that continuity of Metron’s operations will be disrupted in the event the transaction does not close; the reactions of our customers, distributors and suppliers to the proposed transactions; whether the costs of completing the transactions and winding up of the company exceed management’s estimates; Metron’s ability to retain existing customers, distributors and suppliers and to obtain new customers, distributors and suppliers; Metron’s ability to attract and retain qualified personnel; and risks detailed from time to time in Metron’s SEC reports, including its Annual Report on Form 10-K, for the year ended May 31, 2004. Metron does not undertake any obligation to update forward-looking statements.

In connection with the proposed transaction, Metron intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF METRON ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Metron with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of Metron may obtain copies of the documents filed with the SEC free of charge at the Metron investor relations website http://www.investor.metrontech.com. You may also read and copy any reports, statements and other information filed by Metron with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Metron and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Metron shareholders in favor of the proposed transaction. Certain executive officers and directors of Metron have interests in the transaction that may differ from the interests of shareholders generally, including acceleration of vesting of stock options, employment arrangements with Applied Materials following the closing of the transaction, participation in a retention plan to be implemented by Applied Materials following the closing of the transaction and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

On August 16, 2004, Metron Technology N.V. conducted the following conference call:

Doug:	Thank you, operator, and good afternoon everyone. Thank you for joining us today.

I want to remind listeners that any remarks that are made on this call or in today’s press release that are not historical in nature constitute forward-

looking statements that are dependent on certain risk factors and uncertainties discussed in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended May 31st, 2004, and other public filings with the SEC.

I’ll now turn the call over to Ed Segal, Chairman and Chief Executive Officer of Metron.

Ed:	Thank you, Doug. And thank you, everyone, for joining us in our discussion of today’s event.

I am happy to announce that today Metron entered into a definitive agreement with Applied Materials regarding a proposed acquisition of the worldwide operating subsidiaries and business of Metron Technology by Applied Materials. The proposed transaction is an acquisition of Metron’s business and assets, not a merger, and is subject to regulatory and Metron shareholder approval, as well as other closing conditions. We expect that the acquisition will close in Metron Technology’s second quarter of fiscal 2005, which ends November 30th, 2004. Doug McCutcheon will provide you with the available financial terms of the agreement in a moment.

We believe that this transaction is in the best interest of our shareholders, employees, customers, and suppliers and that the price is fair to the Company. We believe that Applied Materials realizes the value that Metron offers for them to take a large step toward achieving their goals in the semiconductor outsource solutions market.

We believe that our employees would benefit and realize many growth opportunities as part of the leading equipment company in our industry. The skill sets that we have within the employee base of Metron are focused on sales, marketing & support of legacy equipment, spare parts, services and fab materials. It should be clear that we will continue to use the classical distribution model for products including cleanroom integrated solutions and gas & fluid handling solutions. Combining this business with Applied Materials’ industry leading operations and the capital provided by Applied Materials, gives the business the opportunity to secure additional products that can provide our customers with a myriad of global integrated support solutions that improve supply chain management and also reduce operational costs. We believe this offers many more growth opportunities for our employees and at the same time new potential account penetration for our suppliers.

Applied Materials has informed us that upon closing, Metron would be managed as an independent organization and become a wholly-owned subsidiary of Applied Materials, retaining the Metron Technology name and brand. Together with Applied Materials this is a formidable next step for building out an outsource solutions segment in our industry.

For those of you on the call who are not familiar with Metron, I’d like to offer a brief summary of our business. Metron is a leading global provider of outsource solutions to the semiconductor industry. We are focused on delivering outsourcing alternatives to semiconductor device manufacturers, original equipment manufacturers, and suppliers of production materials.

Metron is organized into two worldwide operating groups: Fab Solutions and Equipment Solutions. Our Fab Solutions Group represents a new outsourcing model for the semiconductor industry, and is focused on the critical, non-core functions of the fab. Our Equipment Solutions Group is focused on providing OEMs with a comprehensive outsource package for all stages of the life cycle of capital equipment.

The last three years have been a period of restructuring, reorganization, and refinancing for our company. Metron has taken a leadership position as a global provider of outsource solutions to the semiconductor industry, achieving 7 consecutive quarters of increasing gross margins, and a return to operating profitability in our last reported quarter. Metron has the resources needed to succeed as a global provider of outsourced solutions to the semiconductor industry, but is challenged by the need for capital in order to grow at a faster rate.

As we have transitioned Metron from an equipment distribution business to an outsource solutions business, we established the leadership position and secured a foothold in a market that offered us higher growth and higher gross margin opportunities.

The effect of today’s agreement with Applied Materials validates the work we have done over the past several years to establish Metron as The Outsource Solutions Company.

I will now turn the call over to Doug McCutcheon, our chief financial officer, to discuss the financial terms of the acquisition.

Doug:

Thank you, Ed. To reiterate, under the terms of the agreement that we announced this afternoon, Applied Materials would acquire the worldwide operating subsidiaries and business of Metron. Applied Materials would pay approximately $84.6 million in cash to Metron for the outstanding shares of capital of Metron’s worldwide operating subsidiaries and other business assets of its operating subsidiaries, and would assume certain Metron liabilities.

Following the close of the acquisition, Metron Technology N.V. would plan to announce cash distributions to its shareholders in the range of approximately $4.74 to approximately $4.80 per share (depending on the tax attributes of the Metron shareholders). Metron anticipates the distributions will be made in at least two tranches, in an approximately six-month period following the closing of the acquisition. A significant portion of the distribution would expect to be made as soon as practicable following the closing. In connection with the final cash distribution to its shareholders, it is anticipated that Metron Technology would conclude its business, delist its shares from NASDAQ and be dissolved and liquidated.

Metron has not set a record or payment date for such distributions, and the timing and final amount of the distributions is dependent upon a variety of factors, including the timing and costs of winding up and dissolving Metron Technology N.V.

Metron shareholders will be asked to approve the proposed acquisition of Metron by Applied Materials. Metron has not yet set a date for the shareholder meeting but intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission, which would contain that information.

I will now turn the call over to Dennis Riccio to discuss the operational issues.

Dennis:

Thank you and good afternoon.  As Ed stated earlier, we are very pleased with today’s announcement.  We believe that the combination of Metron and Applied Materials would offer our customers new integrated products and services that would improve supply chain management and reduce operational costs.

Many elements of Metron’s business are a good fit for Applied Materials and offer an expanded market potential. Applied Materials has informed us that synergies are expected to come from the combined products and services offered to customers of both companies.  Applied Materials would be able to offer OEM product offerings for non-Applied equipment through Metron’s Legends Product Line, which is focused on early generation semiconductor equipment.

Additionally, Applied Materials would be able to offer a broader range of products and services for the fab through Metron’s Fab Solutions.  Fab Solutions is centered around the critical non-core areas of the fab.

Through Metron’s customer interface platform, which we have branded as Outsource Solutions Centers, we continue to offer seamless delivery of products and services to customers on a global basis.

With this acquisition, Metron would have access to Applied Materials’ robust global infrastructure, supplier network and capital resources. And, we anticipate increased opportunities from Applied Materials’ services business.

Between the announcement today and closing, we expect that operational activities will remain status quo. In parallel we will be having discussions with Applied Materials regarding plans for integration after closing.

I will now turn the call back to Ed.

Ed:

Metron is pleased with the prospect of combining forces with Applied Materials. Our own past acquisitions, which we successfully made in parts cleaning, fluid handling distribution, cleanroom products distribution, and legacy products formed a basis for our shift in business model to Outsource Solutions. We had identified a tremendous need for support by semiconductor manufacturers who wanted to focus on their core competencies. Metron has pioneered the area of outsourcing, and we are happy to see more evidence that the marketplace is recognizing this new market segment.

I would like to thank our employees, our shareholders, our suppliers, and board members for their continued dedication to Metron. We appreciate all of your efforts and we are excited about the opportunities presented by this new business.

We also appreciate the efforts made by Applied Materials and their team in making today’s transaction a success. It is a combined team effort to make transactions like this work. We believe this is a great step for Metron and for Applied Materials.

Operator, please open up the call for questions from our audience.

Operator:

Thank you, sir.  At this time we are ready to begin the question and answer session.  If you would like to ask a question, please press *1.  You may need to lift your handset prior to pressing *1.  You will be announced prior to asking your question.  If you would like to withdraw your question, please press *2.  Once again, to ask a question, please press *1.  One moment please.

Our first question comes from Sid Parakh, you may ask your question, and please state your company name.

Q:	This is Sid Parakh, at the Robins Group. Hey, congratulations, gentlemen. I have a few quick questions. Can you give me the share count on which this offer is being based?

Doug:

Currently Sid, this is Doug, thank you for your question.  The $4.80 a share to arrive at the $84.6 million obviously implies 17.6 million shares and other equity equivalents outstanding.  So there are 12.8 million shares outstanding and then the balance is other equity equivalents.

Q:	So those are like options, warrants outstanding and…

Doug:	Right.

Q:	Okay. And now are there any excise or income taxes that are included in this? Or is this going to be like a net pay out? Like $4.80, is that a net pay out to the shareholder?

Doug:

Yes, that is the intended – the $4.74 to $4.80, that’s why there’s a small range, depending on the tax status of the shareholder, there may be some withholding tax that is netted out.  But our calculation is that wouldn’t be more than that 6-cent difference.

Q:	Okay.

Doug:	Other tax leakage in the transaction is being paid by Applied Materials.

Q:

Okay.  Also, could you just talk about some conditions or requirements that you have to satisfy to ensure that the transaction is completed?  Are there any milestones or certain conditions that have been laid down by Applied Materials?

Doug:	There certainly are a number of closing conditions, but nothing that I would describe as being out of the ordinary course of business of just continuing to manage the business.

Q:	Okay, so just the usual terms?

Doug:	Yes. With the proxy, we’ll have all the relevant material.

Q:	Okay, and I think I missed the date by when you said the transaction would be completed. Could you just say that again?

Doug:

We said that we expect closing within 60 to 90 days, but there can be other delays in it.  But the normal time would be 60 to 90 days.  But again, it is uncertain because of certain regulatory filings and possible reviews and things like that.

Q:	Okay. Do any of the regulatory filings concern you as in any issues there?

Doug:	Not aware of any issues, no.

Q:	Okay. So I would think that the first tranche of payment goes out within – you say maybe in the next whatever, after 90 days, immediately after that?

Doug:

What we said was following closing, as soon as practicable, and I can’t put a time frame on that, but hopefully sooner rather than later.  And then the continuing, during the remainder of that 6 month period, the continuing wind down of the N.V. and then the determination of the final cash distribution and closing N.V.

Q:	Okay. Thank you, gentlemen.

Doug:	Thank you, Sid.

Operator:	Our next question comes from Tom Diffely. You may ask your question and please state your company name.

Q:	Yeah, hi, Merrill-Lynch. Congratulations on the good news, Ed. Quick question for you. Are there any issues with Applied Materials acquiring the legacy product lines of their competitors?

Ed:	There are none that we’re aware of.

Q:	Okay.

Ed:	But Applied said that they would be in the legacy business for other people’s equipment to service it, manufacture it. We don’t know of any.

Q:	Okay. And do you get the feeling that Applied is committed to both your distribution as well your service and spares business?

Ed:	We think they’re very much committed to both parts of the business, because it’s an outsource full service business and it requires all pieces that we have and that’s why they’re interested in it.

Q:	Okay. And finally, is it too early to talk about any kind of management changes after this deal goes through?

Ed:	I think that that’s being studied right now by Applied to decide on exactly what the management of the company will be going forward. That will be later.

Q:	Okay, but there will be quite a bit of the management team remaining on as –

Ed:

They will of course, Dennis and I will be remaining with Applied and Greg Greskovich who is currently our Vice President of our Fab Solutions Group and Pete Postiglione who is the Vice President of our Equipment Solutions Group. Also, the top management of the company will stay with the company.

Q:	Okay, sounds good. All right, well thank you, and congratulations once again.

Ed:	Thank you.

Operator:	Our next question comes from Tim Summers. You may ask your question and please state your company name.

Q:	Yes, Stanford Financial Group. Congratulations on the transaction. A couple of things. What Metron liabilities or businesses is AMAT not assuming or buying?

Doug:

Tim, they are buying the stock of all of Metron’s subsidiaries, below the N.V., so that’s all of the operating companies around the world.  And the only – there are just some miscellaneous assets of the N.V., of the holding company that are not being transferred, but that’s why the wind down period to get all those satisfied and behind us before we make the final distribution.

Q:	And because you’re a Netherlands-based company, are there any regulatory issues or anything that we may not be aware of that could still be in front of this deal?

Doug:	No, we believe the process has been followed such that there is not something yet to be determined in that regard.

Q:	Okay, and I’m presuming that both FSI and Entegris will be selling their stock as well.

Doug:	Yes, all stock will be exchanged, yes.

Q:	Okay. Thank you.

Operator:	Our next question comes from Scott Kaufman. You may ask your question.

Q:

Hi, it’s Michel Ansalem in fact I’m with Scott from Midsummer Capital.  Congratulations to you Ed and your team, but also congratulations to Applied Materials for buying a great business model.  My question in fact has been asked in part.  It’s about the legacy business.  As much as I see Applied Materials interested in the cleanroom solutions part of your business, I’m not too certain that Applied Materials would want to develop the legacy business.  Is there any discussion or is there any potential for that business to be spun off and continued in some form under the Metron name?

Ed:	Michel, this is Ed Segal, I’m going to let Dennis tackle one. He’s probably the proudest of the segment of the business you’re talking about.

Dennis:	Hi Michel, it’s Dennis.

Q:	Hi, how are you?

Dennis:

Yeah, fundamentally, what I would tell you is we’re totally aligned between Metron and Applied Materials.  The whole legends legacy business area is a vital one to the industry, and I think with the positioning that we’ve put forth with Metron, with the activities that have already existed at Applied, dedicated to this refurbishment area as they call it, that we’re synchronized.  And I believe the opportunity to get the synergy benefits is there.  So there’s no hesitation on their part.  In fact, I’m more than confident it’s one of their top priorities.

Q:	Great. Thanks a lot.

Operator:	Our next question comes from Ed White. You may ask your question and please state your company name.

Q:

Hi, it’s Ed White from Lehman Brothers.  Just a couple of questions.  First, are you aware of any specific conflicts relative to the OEM business?  In other words, areas where one of your OEMs might have a problem with Applied Materials doing the work instead of you doing it?  And secondly, any potential customer reaction that you’ve heard already or that you’ve expected to come to you as a result of this?

Ed:

Ed, this is Ed Segal.  Of course we just announced it today, and we haven’t had any customer reaction to it yet.  We would expect the customer reaction to be positive, because they want a tighter supply chain, and this whole sector is populated by a large number of companies that operate in a small number of areas, and the customers really want complete global solutions.  And we think that that’s the reason that Applied is interested in Metron, because we offer a piece to be able to get to those global solutions.

And your other question?

Q:	Regarding the OEM business, is there any obvious potential conflict from that, or do you think that most of those that are issues, are issues that can be worked around?

Dennis:

Ed, this is Dennis.  I think clearly there could be some areas of concern, but quite honestly at the end of the day, what people really care about is whether the business gets discharged in a way that meets the requirements of all the people involved.  And the other aspect of that is that Metron’s got a proven track record in this area with our acquisitions of the AG line from Mattson, the acquisition of the MRC Eclipse line from Tokyo Electron and a demonstrated track record of providing excellent support to the install base, support of spare parts and upgrades.  So I think what everyone will watch at the end of the day is the actions and the fulfillment of the market requirements.

Q:	Great. Thank you very much. Good luck.

Operator:	Our next question comes from Rob Zeuthen. You may ask your question and please state your company name?

Q:	Bricoleur. Congratulations, guys.

Ed, Doug:	Thanks.

Dennis:	Thank you.

Q:	First one. What liabilities is AMAT going to assume?

Doug:	All of the business liabilities of the subsidiaries.

Q:	Okay. Second question, what kind of assumptions are you making on the cost to liquidate Metron N.V.’s business post-close?

Doug:

We have, I don’t think it’s necessarily appropriate to go into specific numbers, but we have made estimates and tried to be very conservative in those estimates.  And hopefully we can bring it in for that or less than that.  But we’re hoping that we can accomplish it in the 6-month period.  Obviously, it will be a process that we’ll have to navigate as we go through to wind down all the open obligations and tax liabilities and so on.

Q:	Okay, so it will be in the filing, then?

Doug:	To the extent that it needs to be disclosed, it will be in the filing, yes.

Q:

Okay.  And lastly, is this going to be considered a change in control?  In other words, is there going to be any contractual ability for Novellus, TEL, Entegris or other vendors to be able to opt out of their agreements with the company?

Ed:

Rob, this is Ed Segal.  We do have some distribution agreements whereby parties have a right to cancel in the event the change of control. We’ll be talking to them very soon about what advantages there might be to our new owner, to them, being under the cover of the new owner.  So there certainly are some in the distribution agreements, and they’re very common in the distribution business.  But I’ve been involved a few times in something like this, where you basically go to the companies you’re distributing for and discuss the operations with them, and they usually go along with you.  We can’t guarantee that they will, but there are some – there’s some potential for them to cancel.

Q:	Thanks. Good luck, guys.

Ed/Doug:	Thank you.

Dennis:	Thanks.

Operator:	Our next question comes from Byron Walker. You may ask your question and please state your company name.

Q:	Yeah, it’s Byron Walker from UBS. Doug, remind me on the NOLs when you do this deal, does Applied get to use those NOLs?

Doug:

It depends on the individual country and what the regulations are in those respective countries.  We believe they should have some, certainly have some utility for them.  And for the rest of the audience, net operating losses, Metron has considerable deferred tax assets for net operating losses.  And again, it’s on a country-by-country basis which ones are assumable by an acquirer.

Q:	And they’re going to rough out somewhere around 3 bucks a share, is that close enough?

MALE:	They’re around $12 million.

Doug:	Yeah, the total deferred cash assets on the books, subject to the valuation allowance, is about $12.5 million.

Q:	Okay, great. Thank you.

Doug:	Okay.

Operator:	Our next question comes from Timm Schulze. You may ask your question and please state your company name.

Q:

Hi there, it’s Timm Schulze-Melander at Morgan Stanley.  Two questions if I may.  The first is, can you share with us what we should be thinking about in terms of how much goodwill you would anticipate Applied Materials to be recognizing upon this transaction?

Doug:	We can answer that rather quickly. We have no idea, you’d have to ask them that question.

Q:

Okay.  I guess we’ll get that chance tomorrow.  And the second one is you mentioned the senior management staying with the operating businesses.  Can you maybe just scope out for us what are the sort of, I guess, incentive and compensation structures?  Or are there any lock-in provisions that would result in a meaningful sort of financial loss if any of the senior management were to leave within 6 months or 12 months?

Doug:	Meaningful financial loss to whom?

Q:	To the individual. I guess what I’m trying to get a sense of is how tied in are the existing management team on a go-forward basis?

Doug:

Okay, thank you for the question.  Basically, there’s a retention bonus plan which is going to be in place for a small number of individuals from Metron who give them a reason to want to stay with the company for two years.  And that’s been offered to a small number of people to make sure the management team stays intact.

Q:	Does it sort of vest every 6 months or is it just a bullet ride at the end of two years?

Doug:	No, I think you pretty much have to be around for two years or you don’t benefit from that retention plan.

Q:	Great. Many thanks, gentlemen. Good luck.

Operator:	Our next question comes from Michael Schechter. You may ask your question please, and please state your company name.

Q:	Company is Mentor Partners. Just looking at the numbers you put out with 17.6 million fully diluted shares and $84.6 million of proceeds, what are you using to pay expenses and things like that?

Doug:	The expenses are over and above that number. The expenditures by Applied Materials are quite a bit in excess of that number. That’s just the amount going to the shareholders.

Q:	So Applied is paying all the expenses related to the winding down of the corporation?

Doug:	They are paying some expenses and they have agreed to further reimburse us for other expenses.

Q:	Is it unlimited, meaning…

Doug:	No, it is not unlimited.

MALE:	It is not unlimited.

Q:

So how does the math work exactly?  They’re paying $84.6 million plus some number that adjusts?  I’m trying to understand what the minimum and maximum a shareholder, trying to run the math back as a shareholder.

Doug:	We believe that the shareholder will receive between $4.74 and $4.80 a share, and we believe that is a fairly certain number.

Q:	But that’s not how the – so why not have them acquire the outstanding shares at $4.80 a share?

Doug:

Well, that’s a very good question.  You know, we’re a Dutch company and we explored a lot of alternatives to make this transaction and one of the major problems areas actually in being a Dutch company is that once you decide that you have a potential deal made, you have to announce it publicly under Dutch law.  We feel we’re in no position to protect our shareholders to do that without having a definitive agreement.  So that was the first reason why we decided not to do a share purchase by them of Metron Technology stock.

There are other reasons that have to do with the way the votes are cast; there’s a very high requirement for votes to be able to do a transaction that involves them buying the shares also.  So we elected to do an asset purchase which we thought would be, although complicated, the simpler of the two.

Q:	Are there any issues with liquidating a Dutch company? I understand how it works under U.S. law.

Doug:	It’s just a process that has to be gone through.

Q:	Is it any different than U.S.?

Doug:	I would venture to say it certainly is, that being Dutch law being as different from U.S. law as any I’ve seen, but I can’t certainly give you any specifics of it.

Q:	Do you have to set aside a reserve for a certain amount of time?

Doug:	We believe – no, we believe that through the liquidation process, we can liquidate all the assets and not have any remaining open liabilities.

Q:	Thank you.

Operator:	Just as a reminder, if you would like to ask a question, please press *1 on your phone. You may need to lift your handset prior to pressing *1.

Our next question come from Tim Summers. You may ask your question.

Q:

Hi, yeah, Ed, just a follow up on the legacy question.  You mentioned with regard to change of control that some distribution agreements have that clause, but you didn’t specify the legacy situations.  Are there any change of control issues on the Novellus or the TEL businesses?

Ed:

Well, we have – the biggest agreements we have in the company are the TEL agreement and the AG Associates actually, which is part of Mattson.  In the case of AG right now, we own it and there are no issues that we know of with the AG agreement.  But the only difference with the TEL MRC agreement is that it can become a non-exclusive agreement.  They could go out and license that product to somebody else to build it at the same time to compete with us.  But they’d also license it for somebody to support them.

Then they’d have two people or two individual companies out supporting that product around the world, and I don’t think they want that.  What they wanted was somebody to service and support their customers globally and supply them with machines when they wanted them.  So, it becomes a non-exclusive license, as opposed to an exclusive license.

Q:	Okay. And what is the status of the discussions with Entegris?

Ed:

We can’t report that right now because we have nothing further to say about it than we said in our conference call, and we wouldn’t want to get in a position of revealing something different than what we’ve said in the conference call.  And what we did say in the conference call, and was true at the time of the conference call, that we are in discussions with Entegris.  We believe that Entegris will want new arrangements but that we have to finish those up before the current agreement expires.  And the current agreement expires at the end of August.

MALE:	Notice period at the end of August.

MALE:

Yes, and at the end of August, we can get a one-year notice to terminate the agreement one year from the date of the agreement in August.  And it was our intention to continue to do that and to develop a new agreement with them.

Q:

Well if Entegris notifies you and Applied that they want to terminate the agreement, and TEL notifies you or AMAT that they are moving to a non-exclusive licensing basis, does the price of the deal get adjusted?

MALE:	No, it does not.

MALE:	Okay, thank you.

Operator:	Our next question comes from Jerry Fleming. You may ask your question and please state your company name.

Q:	Yes, are there any regulatory issues given Applied’s strong position in both RTP and CVD that could delay the transaction?

Doug:

We don’t believe so, Jerry.  Right now we believe that we will not be required to file a U.S. Hart Scott Rodino filing.  There are certain foreign filings that must be made though, but we do not anticipate any issues with those.  But we’ll just have to go through the process.

Q:	Okay, thank you.

Operator:	I’m showing no further questions at this time.

Ed:	Well, we appreciate everybody’s participation in our call. We’re excited about the opportunity this year to become part of Applied Materials.

The details of today’s press release from Metron, the press release from Applied Materials, and the content of this conference call will all be archived on the Metron website at investor.metrontech.com.

In addition, we intend to file a proxy statement and other relevant materials relating to the proposed transaction; we encourage you to read it when it becomes available because it will have important information about the proposed transaction.

Thank you for joining us today.

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